Exhibit 10.4

First Commonwealth Financial Corporation

2012 ANNUAL INCENTIVE PLAN

1.	Purpose; Effective Date.

This 2012 Annual Incentive Plan (the “Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company and its subsidiaries to attract and retain key employees and to align the interests of such key employees with the interests of shareholders by promoting and rewarding the achievement of annual performance goals. This Plan was approved by the Compensation and Human Resources Committee (the “Committee”) on February 24, 2012, for the fiscal 2012 performance period. Each Award granted under this Plan shall be subject to the terms and conditions of the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Master Plan”). Each capitalized term which is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.

2.	Administration.

The Plan shall be administered by the Committee in accordance with Article 3 of the Master Plan.

3.	Participants and Performance Goals.

(a) Exhibit A identifies the Employees who have been selected by the Committee to become Participants in the Plan and the Target Award and Performance Goals for each Participant. The Performance Goals will consist of the Corporate Performance Goals identified in paragraph (b) below, and, if applicable, one or more individual Performance Goals which shall be approved by the Committee and specified in the notice of Award delivered to the Participant (collectively, the “Individual Performance Component”). Corporate Performance Goals shall be calculated from the Company’s publicly reported financial statements as of and for the twelve months ending December 31, 2012 (the “Performance Period”). The achievement of the Individual Performance Component shall be determined by the Committee in its sole discretion.

(b) The Corporate Performance Goals for the Plan shall consist of the following:

(i) Return on Equity is defined as net income divided by the average daily shareholders equity.

(ii) Efficiency Ratio is defined as noninterest expense as a percentage of net interest income (fully taxable equivalent) and noninterest income excluding gains from securities transactions and impairment losses.

(iii) Earnings Per Share is defined as the sum of disclosed fully diluted earnings per share for each of the four fiscal quarters in the Performance Period.

4.	Calculation of Actual Awards.

(a) A Participant’s payout for each Performance Goal shall be determined according to the following formula:

Award Percentage X Weight X Base Salary

For purposes of this formula:

“Award Percentage” shall mean the percentage shown for the Participant in the “Award Percentage” column of Table 1 on Exhibit A at the Performance Level which is achieved for the applicable Performance Goal as reflected in the “Performance Level” column of Table 2 on Exhibit A. If the actual performance for a Performance Goal falls between the Threshold and Target Performance Levels or between the Target and Superior Performance Levels, the Award Percentage shall be interpolated between the Award Percentage for the Threshold and Target Performance Levels or between the Target and Superior Performance Levels, as the case may be, as determined by the Committee in its sole discretion. The Award Percentage for the Individual Performance Component will be determined by the Committee in its sole discretion based in part on the Chief Executive Officer’s subjective assessment of the Participant’s broad contribution to the organization as a whole, provided that the Award Percentage for an the Individual Performance Component will not exceed the Target Award Percentage.

“Weight” shall mean the percentage shown for the measure in the “Weight” column of Table 2 on Exhibit A for the applicable Performance Goal.

“Base Salary” shall mean base salary of the Participant on the last day of the Performance Period.

(b) The aggregate amount payable to the Participant shall be the sum total of the payouts for the Participant’s Performance Goals calculated in accordance with Section 4(a) and shall be referred to as the Participant’s “Actual Award.” The Committee, in its sole discretion, may increase or decrease the Award Percentages used to calculate any Participant’s Actual Award by up to 25 percentage points if the Committee finds such an adjustment appropriate to recognize the impact of the Participant’s performance or impact on the organization outside of the range of expected performance and impact. Any such adjustment cannot increase the Participant’s total payout above 150% of the Target Award assigned to the participant (the “Superior” level of payout).

5.	Payment of Actual Awards.

(a) Actual Awards shall be paid in cash, and as specified below, in Restricted Stock, as soon as practicable following the certification by the Committee of results for the Performance Period. However, in any event, all payments shall be made no later than March 15, 2013, such that the payments will be exempt from Section 409A of the Code, under the “short term deferral” exemption specified in Treas. Reg. § 1.409A-1(b)(4). The Actual Award will be paid in cash up to the amount of the Target Award. Any portion of an Actual Award in excess of the Target Award will be paid in shares of Restricted Stock based upon the Fair Market Value of the Company’s Common Stock on the last day of the Performance Period. All Actual Awards are subject to withholding tax and any other normal deduction consistent with the Company’s practices.

(b) Any shares of Restricted Stock issued pursuant to this Plan (i) may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the first to occur of (x) December 31, 2014, (y) the death of the Participant, or (z) a Change in Control; and (ii) shall be automatically forfeited and returned to the Company or cancelled if the Participant’s employment terminates for any reason prior to the occurrence of one of the events described in clause (i) of this Section 5(b). Notwithstanding the foregoing, the Committee, in its sole discretion, may cause all or any portion of a Participant’s shares of Restricted Stock to vest prior to the occurrence of one of the events described in the preceding sentence.

6.	Termination of Employment.

Notwithstanding any provision to the contrary in the Master Plan, if the Participant ceases to be a full-time employee of the Company for any reason prior to December 31, 2012, the Participant will cease to be a participant in this Plan and will not be eligible to receive any Actual Award pursuant to this Plan.

7.	Miscellaneous Provisions.

(a) Claw-Back Rights. The Committee will have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results or conduct which the Committee determines, in its sole discretion, created unnecessary or excessive risk to the Company or constituted dishonest or unethical conduct for the purposes of increasing the amount of the Participant’s Award. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

(b) Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

(c) No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.

(d) No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.

(e) Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

(f) Section 409A. The Plan will be administered, interpreted and construed in compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption therunder. To the maximum extent permitted by Section 409A, all payments under the Plan are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4), the exemption for restricted shares under Section 409A and any other exemptions available under Section 409A. Neither the Company, any of its Subsidiaries nor any of their respective predecessors, successors or affiliates (collectively, the “Company Group”) shall be liable for, and nothing provided or contained in the Plan shall obligate or cause any member of the Company Group to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation Section 409A.